UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):

November 4, 2005

SCOLR Pharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-31982	91-1689591
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3625 132nd Avenue SE, Suite 300

Bellevue, WA 98006

(Address of principal executive offices)

(425) 373-0171

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Advisory Services Agreement

On November 4, 2005, SCOLR Pharma, Inc. entered into an Advisory Services Agreement with Michael N. Taglich, a member of our board of directors who serves as chairman of the board of directors, under which Mr. Taglich agreed to provide such advisory services to us as our chief executive officer or our board of directors may reasonably request from time to time. We will not pay any cash compensation to Mr. Taglich for advisory services under the agreement, but we may reimburse Mr. Taglich for reasonable travel and other out-of-pocket expenses he incurs in connection with providing services. In addition, we agreed to grant Mr. Taglich an option to purchase 100,000 shares of our common stock in connection with the agreement, as more fully described below. The agreement is for a two year period commencing on November 4, 2005, subject to earlier termination according to the provisions of the agreement.

Pursuant to the agreement, on November 4, 2005, we granted Mr. Taglich an option to purchase 100,000 shares of our common stock at an exercise price of $4.61 per share, which represents the last sale price of our common stock as reported on the American Stock Exchange on the date of grant. The option is subject to our standard form of stock option agreement and is exercisable for a period of ten years, or such lesser period of time as set forth in the option agreement. The option becomes exercisable in equal monthly installments over a two year period commencing on December 5, 2005, subject to the following additional restrictions:

•	If during the first year of service, shares of our common stock have traded on a stock exchange at a price per share in excess of 125% of the exercise price for 30 consecutive trading days, then 50,000 shares of common stock issuable upon exercise of the option will become vested and exercisable.

•	If during the first year of service, shares of our common stock have not traded on a stock exchange at a price per share in excess of 125% of the exercise price for 30 consecutive trading days, then none of the shares of common stock issuable upon exercise of the option will become vested and exercisable.

•	If during the second year of service, shares of our common stock have traded on a stock exchange at a price per share in excess of 150% of the exercise price for 30 consecutive trading days, then all of the shares of common stock issuable upon exercise of the option will become vested and exercisable.

•	If during the second year of service, shares of our common stock have not traded on a stock exchange at a price per share in excess of 150% of the exercise price for 30 consecutive trading days, then no more than 50,000 shares of common stock issuable upon exercise of the option will become vested and exercisable (assuming the 125% threshold is met as described above).

The foregoing description is qualified in its entirety by the complete Advisory Services Agreement attached hereto as Exhibit 99.1 and incorporated herein by reference.

Non-Employee Director Compensation

On November 4, 2005, our board of directors revised the annual equity grant and cash retainer provisions of the compensation plan for non-employee directors as follows:

We grant each non-employee director, other than the chairman of the board and the chairman of the audit committee, an option to purchase 25,000 shares of our common stock on the first business day of each calendar year at a per share exercise price equal to the last sale price of our common stock as reported on the American Stock Exchange on the last trading day of the prior year. We grant the chairman of the board an option to purchase 37,500 shares, and the audit committee chairman an option to purchase 30,000 shares. These options have a ten-year term and become exercisable in twelve equal monthly installments following the date of grant if the director is still serving as a director at such time.

We pay a quarterly cash retainer of $3,750 to each non-employee director, other than the chairman of the board and the chairman of the audit committee. We pay quarterly cash retainers of $5,625 to the chairman of the board and $4,625 to the audit committee chairman.

The revised provisions are effective as of April 1, 2005. The foregoing description is qualified in its entirety by the complete revised summary of non-employee director compensation attached hereto as Exhibit 99.2 and incorporated herein by reference.

In accordance with the revised compensation plan for non-employee directors, on November 4, 2005, we granted an option to purchase 3,750 shares of our common stock to Herbert L. Lucas, the chairman of the audit committee, and an option to purchase 9,375 shares of our common stock to Michael N. Taglich, the chairman of the board. These options are fully exercisable and are to account for the revisions to the compensation plan being effective as of April 1, 2005.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit No.	Description

99.1	Advisory Services Agreement, dated as of November 4, 2005, by and between SCOLR Pharma, Inc. and Michael Taglich

99.2	Summary of SCOLR Pharma, Inc. Non-Employee Director Compensation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCOLR PHARMA, INC.

Dated: November 9, 2005	By:	/s/ Gail T. Vitulli
Gail T. Vitulli Principal Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Advisory Services Agreement, dated as of November 4, 2005, by and between SCOLR Pharma, Inc. and Michael Taglich

99.2	Summary of SCOLR Pharma, Inc. Non-Employee Director Compensation

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